EXHIBIT 99.06

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 26, 2008

Mountain 1st Bank & Trust Company

(Exact name of registrant specified in its charter)

North Carolina	57763	20-1062814
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Jack Street, Hendersonville, North Carolina	28792
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 697-3100

[not applicable]

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers

On March 26, 2008, Mountain 1st Bank & Trust Company entered into a Salary Continuation Agreement with each of five executive officers: Gregory L. Gibson (Chief Executive Officer), Vincent K. Rees (President), B. Lee Beason (Chief Operating Officer), Peggy H. Denny (Chief Administrative Officer), and Kirk P. Robinson (Chief Credit Officer). The agreements promise an annual benefit payable for 15 years when the executive attains the age 62 normal retirement age, regardless of whether the executive actually retires at that time. Payable in monthly installments, the annual normal retirement age benefits of the executives in the first year are $134,000 for Mr. Gibson, $186,000 for Mr. Rees, $100,000 for Mr. Beason, $72,000 for Ms. Denny, and $144,000 for Mr. Robinson. Beginning one year after payment of the benefit begins, the amount of the benefit will increase by 3% annually. The agreements promise a lesser benefit in the case of early termination or in the case of termination because of disability before the normal retirement age, with the benefit calculated based on the bank’s liability accrual balance existing when employment termination occurs, also payable in monthly installments for 15 years beginning at age 62. The early termination and disability benefits likewise increase annually by 3% beginning one year after payment of those benefits begins. The executives’ contractual entitlements under the Salary Continuation Agreements are contractual liabilities of Mountain 1st Bank and are not funded.

Benefits are payable on an accelerated basis and in a single lump sum if a change in control of Mountain 1st Bank occurs, regardless of whether employment termination also occurs. The accelerated benefit payable after a change in control is the greater of (x) the liability balance accrued by the bank when the change in control occurs and (y) a fixed amount, which in the case of Mr. Robinson is $400,000 and in the case of the four other executives is $750,000. That amount is payable in a single lump sum within three days after the change in control.

For a change in control occurring in 2009 or thereafter, the Salary Continuation Agreements also promise a tax gross-up benefit if the aggregate benefits payable to the executive after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. Section 4999 imposes a 20% excise tax on executives who receive so-called excess parachute payments after a change in control, and section 280G disallows the employer’s compensation deduction for those same payments. The additional tax gross-up benefit would compensate an executive for excise taxes imposed, as well as for income taxes imposed on the gross-up benefit itself, but the gross-up benefit would not be a deductible payment for the bank or its corporate successor after the change in control. A gross-up benefit equal to 33% of a full gross-up benefit could be payable for a change in control occurring in 2009, 66% of a full benefit for a change in control occurring in 2010, and 100% for a change in control occurring in 2011 or thereafter. No gross-up benefit would be payable for a change in control occurring in 2008.

The Salary Continuation Agreements prohibit the executives from competing with the bank for one year after employment termination, but the prohibition will not apply after a change in control occurs. Lastly, the Salary Continuation Agreements provide for reimbursement of executives’ legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000.

Benefits under the Salary Continuation Agreements are not payable if the executive’s employment is terminated with cause, if the executive is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the FDIC enters into an agreement to provide assistance under the Federal Deposit Insurance Act to Mountain 1st Bank.

On March 26, 2008, the Bank also entered into an endorsement split dollar life insurance arrangement with Ms. Mary K. Dopko (Controller and Principal Accounting Officer) and numerous other officers, entitling each officer to designate the beneficiary of a specified portion of the death benefits payable under Bank-owned insurance policies on the officer’s life. The death benefit payable to an officer’s beneficiary is the lesser of (x) the policy’s net death proceeds, meaning the total death benefit minus the policy’s cash surrender value, or (y) $50,000. Ms. Dopko and these officers’ rights lapse at employment termination, however. Mountain 1st Bank is entitled to all insurance policy death proceeds remaining after payment of the death benefit to the officer’s beneficiary.

This summary does not purport to describe every material provision of these agreements and is qualified in its entirety by reference to Exhibits 10.11 through 10.16.

Item 9.01(d)	Exhibits

10.11    Salary Continuation Agreement between Mountain 1st Bank and Gregory L. Gibson

10.12    Salary Continuation Agreement between Mountain 1st Bank and Vincent K. Rees

10.13    Salary Continuation Agreement between Mountain 1st Bank and B. Lee Beason

10.14    Salary Continuation Agreement between Mountain 1st Bank and Peggy H. Denny

10.15    Salary Continuation Agreement between Mountain 1st Bank and Kirk P. Robinson

10.16    Split Dollar Insurance Plan, Election Form, and Policy Endorsement between Mountain 1st Bank and Mary K. Dopko

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mountain 1st Bank & Trust Company

Date: March 26, 2008	/s/ Gregory L. Gibson
Gregory L. Gibson
Chief Executive Officer

3